Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Highland Hospitality Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-121338, 333-121339 and 33-121341) on Form S-3 and registration statements (Nos. 333-111341 and 333-121340) on Form S-8 of Highland Hospitality Corporation of our report dated July 8, 2005, with respect to the financial statements of AP/APH Palm Springs, L.P. as of December 31, 2004 and 2003 and the years then ended appearing in this Form 8-K/A of Highland Hospitality Corporation dated July 14, 2005.

/s/ Deloitte & Touche LLP

New York, New York

August 8, 2005